                                                                  Exhibit (1)(b)

                                Terms Agreement


CS FIRST BOSTON CORPORATION
BEAR, STEARNS & CO. INC.
DONALDSON, LUFKIN &
   JENRETTE SECURITIES CORPORATION
as Representatives of the Several Underwriters
     named in Schedule I hereto,
c/o CS First Boston Corporation
Park Avenue Plaza
55 East 52nd Street
New York, New York  10055

                               September 8, 1994


Ladies and Gentlemen:

         Regions Financial Corporation, a Delaware corporation and formerly known as First Alabama Bancshares, Inc. (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement dated September 8, 1994 (the "Underwriting Agreement"), between the Company and CS First Boston Corporation, Bear, Stearns & Co. Inc., and Donaldson, Lufkin & Jenrette Securities Corporation to issue and sell to the Underwriters named in
Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, except that each representation and warranty set forth in Section 2 of the Underwriting Agreement relating to the Prospectus shall be deemed to have been made as of the date of the Underwriting Agreement and, with respect to the Prospectus as amended or supplemented applicable to the Designated Securities covered by this Terms Agreement, shall be deemed to have been made as of the date of this Terms Agreement and as of the date of filing the amendment to the Registration Statement to reflect the terms of the Designated Securities as set forth in the Terms Agreement. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

         An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed or, in the case of a supplement, mailed for filing, with the Commission.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, less the principal amount of Designated Securities covered by Delayed Delivery Contracts, if any, as may be specified in such Schedule II attributable to such Underwriter as determined pursuant to
Section 3 of the Underwriting Agreement.

         If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in the General Terms and Conditions of Underwriters' Participation in Underwritten Public Offerings of Securities Managed by CS First Boston Corporation, the form of which you have delivered to us. You represent that you are authorized on behalf of yourselves and each of the Underwriters to enter into this Terms Agreement.

                                        Very truly yours,

                                        REGIONS FINANCIAL CORPORATION


                                        By: /s/ Richard D. Horsley
                                            ------------------------------
                                            Richard D. Horsley
                                            Vice Chairman and Executive
                                              Financial Officer

Accepted as of the date hereof:

CS FIRST BOSTON CORPORATION
BEAR, STEARNS & CO. INC.
DONALDSON, LUFKIN &
   JENRETTE SECURITIES CORPORATION

   Acting on behalf of themselves and as the Representatives of the several Underwriters.


By CS FIRST BOSTON CORPORATION


By: /s/ Richard E. Thornburgh
    -------------------------------

                         SCHEDULE I TO TERMS AGREEMENT



                                                                       Principal Amount
                                                                        of Designated
                                                                        Securities to
        Underwriters                                                     Be Purchased
        ------------                                                     ------------
CS First Boston Corporation . . . . . . . . . . . . . . .               $  33,340,000
Bear, Stearns & Co. Inc.  . . . . . . . . . . . . . . . .                  33,330,000
Donaldson, Lufkin & Jenrette
     Securities Corporation . . . . . . . . . . . . . . .                  33,330,000
                                                                        -------------

                                Total . . . . . . . . . .               $ 100,000,000
                                                                        -------------

                        SCHEDULE II TO TERMS AGREEMENT

Title of Designated Securities:

         7 3/4% Subordinated Notes Due 2024

Principal Amount:

         $100,000,000

Interest:

         7 3/4% per annum, from September 15, 1994, payable semiannually on March 15 and September 15, commencing March 15, 1995, to holders of record on the preceding March 1 or September 1, as the case may be

Maturity:

         September 15, 2024

Optional Redemption:

         Designated Securities may be redeemed in whole or in part (in integral multiples of $1,000) at the option of the registered holder on September 15, 2004, at 100% of the principal amount to be redeemed, plus accrued interest to September 15, 2004. Such election, which is irrevocable when made, must be made within the period commencing on July 15, 2004, and ending at 5:00 p.m., New York City time, on August 15, 2004.

Sinking Fund:

         None

Listing:

         None

Delayed Delivery Contracts:

         None

Purchase Price:

         99.65% of principal amount, plus accrued interest, if any, from September 15, 1994

Expected Reoffering Price:

         100% of principal amount, subject to change by the Representatives

Closing:

         10:00 a.m., New York City time, on September 15, 1994, in New York Clearing House funds

Settlement and Trading:

         Book-Entry Only via DTC. The Designated Securities will not trade in DTC's Same-Day Funds Settlement System

Blackout:

         Until 30 days after the Time of Delivery

Names and Addresses of
  Representatives/Underwriters:

         CS First Boston Corporation
         55 East 52nd Street
         New York, New York 10055

         Bear, Stearns & Co. Inc.
         245 Park Avenue
         New York, New York  10167

         Donaldson, Lufkin &
             Jenrette Securities Corporation
         140 Broadway
         New York, New York  10005


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